Exhibit 99.1

Contact: James A. Tracy, CFO
Tel: (508) 650-9971 ext. 315

Vision Sciences® Announces Results for the Fiscal Quarter

Ended June 30, 2005

NATICK, Mass., July 29, 2005 — Vision-Sciences, Inc., (Nasdaq: VSCI) today announced results for its fiscal first quarter (“Q1 06”) ended June 30, 2005.  For Q1 06, revenues decreased by 9% to $2.533 million, compared to $2.777 million for the fiscal quarter ended June 30, 2004 (“Q1 05”).  The net loss for Q1 06 was $0.831 million, or $0.02 per share, compared to $0.277 million, or $0.01 per share in Q1 05.  The Company will report full results for Q1 06 in its Form 10-Q report to the SEC, expected to be filed by August 15, 2005.

Abbreviated results, in $000’s except for per share data, for Q1 06, compared to Q1 05 are as follows:

	Q1 06	Q1 05	Increase (Decrease)
Sales	$2,533	$2,777	$(244)
Gross profit	610	1,083	(473)
Net loss	$(831)	$(277)	$(554)
Net loss per share	$(0.02)	$(0.01)	$(0.01)

Sales of the medical segment were $1.909 million in Q1 06, compared to sales of $1.977 million in Q1 05.  Sales of the industrial segment were $0.624 million in Q1 06, compared to sales of $0.800 million in Q1 05.  The lower sales of the medical segment was due primarily to lower unit volume of the Company’s Slide-On EndoSheaths for the domestic Ear-Nose-Throat (“ENT”) market, offset partially by higher sales of the Company’s Slide-On EndoSheaths and endoscopes to the urology market.  The lower sales of products to the domestic ENT market in Q1 06 compare to Q1 05 is due primarily to the inventory that was initially built up at Medtronic Xomed, Inc. during the first year of the Company’s contract with them as its exclusive distributor of ENT products to the domestic market.

Ron Hadani, President and CEO of Vision Sciences, stated, “We are very pleased with the consistent month to month increase in sales and market penetration of our ENT products in the domestic market by our partner Medtronic Xomed. We are also encouraged by the fact that most of the inventory initially built up during the first year of our relationship with Medtronic Xomed has been sold, and we expect shipments of Slide-On EndoSheaths to increase in each fiscal quarter of the year ending March 31, 2006 (“FY 06”).  In the urology market, we had anticipated a gradual ramp-up of sales to the domestic market during the first half of FY 06.  However, we now anticipate sales of these products will ramp up in the second half of FY 06.  We have started to expand our international dealer network for both ENT and urology products, and expect international sales will increase in the second half of the fiscal year.”

Mr. Hadani continued, “We believe FY 06 is very important for the future of our company.  We have increased our expenditures for R&D, as we planned.  In Q1 06 we concentrated on finalizing the design and the release of our portable ENT-3000 endoscope, and we expect this product will be well received by our customers, as it adds to physician’s mobility.  During Q1 06, we also began an aggressive program to develop a “next generation” EndoSheath.  We expect that this new concept will allow us to manufacture the EndoSheaths with a highly automated process, leading to improved gross profit beginning early in the fiscal year ending March 31, 2007 (“FY 07”).  Also in Q1 06, we began to develop a new generation of smaller sized “D-shaped” fiberoptic endoscopes, the first of which we expect will be released early in FY 07.”

Mr. Hadani added, “In addition to these development programs we are investigating the market potential of other products.  First, we are in the final stages of investigation of the market potential of our cardioversion product concept to treat atrial fibrillation. Secondly, we are starting to assess the market potential of our revolutionary three-dimensional imaging flexible endoscope as an image guidance enabling device for minimal invasive thoracic surgery procedures.”

Mr. Hadani also said, “At our annual meeting on July 25, 2005, we reported on these efforts and also on our investigations into other opportunities for products for the gastrointestinal and bariatric surgery markets.  We believe these and other R&D efforts are necessary for Vision-Sciences to attain a leading position in the markets we serve, and in new markets that will provide us with real growth possibilities.”

Vision-Sciences, Inc. designs, develops, manufactures and markets unique flexible endoscopic products utilizing sterile disposable sheaths, the Slide-On™ EndoSheath® System, which provide the users quick, efficient product turnover while ensuring the patient a contaminant-free product. Information about Vision Sciences’ products is available on the Internet at www.visionsciences.com.

Except for the historical information herein, the matters discussed in this news release include forward-looking statements for the purposes of the safe harbor protections under The Private Securities Litigation Reform Act of 1995. Future results may vary significantly based on a number of factors including, but not limited to, the availability of capital resources, risks in market acceptance of new products and services and continuing demand for same, the impact of competitive products and pricing, seasonality, changing economic conditions and other risk factors detailed in our most recent annual report and other filings with the SEC. The Company assumes no obligation to update any forward-looking statements as a result of new information or future events or developments.

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